Exhibit 4.3

FORM OF AMENDMENT NO. 2
TO
SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

THIS AMENDMENT NO. 2 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTES (this “Amendment”), dated as of November 25, 2008, is made by and among Glowpoint, Inc., a Delaware corporation (the “Maker”) and ______________ (the “Holder”).

Preliminary Statement

WHEREAS, the Maker is the issuer and the Holder is the holder of each of the senior secured convertible promissory notes, as amended, set forth on Exhibit A hereof (each, a “Note”, and collectively, the “Notes”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Capitalized Terms.  Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Notes.

2.

Amendments to Notes.

(a)

Maturity Date.  The Maturity Date of each of the Notes is hereby extended from March 31, 2009 to September 30, 2010.  All references to “Maturity Date” in each of the Notes shall be the Maturity Date as amended by this Amendment.

(b)

Interest.  Section 1.2 of each Note is hereby deleted in its entirety and the following new Section 1.2 shall be substituted in lieu thereof:

“Section 1.2

Interest. Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, at a  rate per annum equal to ten percent (10%), increasing to a rate per annum equal to twelve percent (12%) commencing one (1) year following the Issuance Date, and increasing to a rate per annum equal to sixteen percent (16%) commencing on November 25, 2008, payable quarterly commencing on June 1, 2006 and on the first business day of each following quarter at the option of the Maker in cash or additional senior secured convertible promissory notes.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest in cash to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at a rate of the lesser of eighteen percent (18%) and the maximum applicable legal rate per annum.

(c)

Adjusted EBITDA Deleted; New Covenant Added.  Section 1.7, EBITDA, of each Note is hereby deleted in its entirety and the following new Section 1.7 is inserted in its place:

“Section 1.7.  Bonuses.  The Maker covenants and agrees that in no event shall Maker award to its Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) (i) any cash bonuses in the fourth quarter of 2008 or in connection with 2008 performance, excluding the award to Joseph Laezza contemplated by Maker’s Compensation Committee prior to November 1, 2008, or (ii) any cash bonuses, options or restricted stock awards until (x) the Maker has two quarters of positive operating income and (y) the Maker has a reasonable expectation of positive operating income in the quarter in which any such grant is made, all as determined in accordance with GAAP.”

(d)

Anti-Dilution Exemptions.  Section 3.6(c) of each Note is hereby deleted in its entirety and the following new Section 3.6(c) shall be substituted in lieu thereof:

“(c)

Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders) or issued pursuant to the Purchase Agreements (as defined below), (iii) securities issued pursuant to the terms of that certain Exchange Agreement, dated as of September 21, 2007, by and among the Maker and the holders signatory thereto, (iv) the issuance of the Series A Shares, the Promissory Notes and the Warrants (each as defined below), (v) the shares of Common Stock issuable upon the conversion of the Series A Shares or Promissory Notes or the exercise of the Warrants, (vi) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (vii) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Maker’s stock option plans and employee stock purchase plans approved by the Makers board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist as of September 21, 2007, (viii) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreements, (ix) the payment of any dividends on the Maker’s Series A Shares or Series B convertible preferred stock, (x) securities issued pursuant to a bona fide firm underwritten public offering of the Maker’s securities, (xi) the payment of liquidated damages pursuant to the Registration Rights Agreements dated February 17, 2004 and March 31, 2006, as amended, between the Maker and the parties listed therein, (xii) securities issued pursuant to the terms of that certain Note Exchange Agreement, dated as of November 25, 2008, by and among the Maker and the holders signatory thereto, (xiii) securities issued pursuant to the terms of that certain Series C Consent and Exchange Agreement, dated as of November 25, 2008, by and among the Issuer and the holders signatory thereto, and (xiv) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xiii) above.  For purposes of this Note, (A) “Promissory Notes” shall mean collectively, each of the following, as the same may be amended from time to time: (1) the outstanding senior secured convertible promissory notes issued pursuant to those certain Note and Warrant Purchase Agreements dated as of March 31, 2006, April 12, 2006 and September 21, 2007 (collectively, the “Prior Purchase Agreements”), by and among the Maker and the purchasers listed therein, and (2) any additional senior secured convertible promissory notes issued from time to time as interest on the outstanding principal balance of the foregoing promissory notes; (B) “Warrants” shall mean, collectively, each of the following, as the same may be amended from time to time: (1) the Maker’s Series A warrants to purchase shares of Common Stock; (2) the Maker’s Series A-2 warrants to purchase shares of Common Stock; (3) the Maker’s Series A-3 warrants to purchase shares of Common Stock; and (4) the Maker’s financial advisory warrants to purchase shares of Common Stock; (C) “Purchase Agreements” shall mean collectively, each of the following, as the same may be amended from time to time: (1) that certain Series A Convertible Preferred Stock Purchase Agreement dated as of November 25, 2008 and (2) the Prior Purchase Agreements; and (D) “Series A Shares” shall mean the Maker’s Series A Convertible Preferred Stock (the “Series A Shares”), par value $0.0001 per share and stated value of $7,500 per share, convertible into shares of Common Stock.”

3.

Representation of the Maker.  The Maker hereby represents to the Holder, as of the date hereof and to its knowledge, that there is not currently an Event of Default under the Notes.

4.

Board Resolutions.  Prior to the signing of this Amendment, the Maker shall have provided the Holder with a certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Maker, authorizing the execution, delivery and performance of this Amendment.

5.

Ratification.  Except as expressly amended hereby, all of the terms, provisions and conditions of each Note are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

6.

Entire Agreement.  This Amendment and each Note, as amended, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

7.

Amendments.  No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

8.

Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

9.

Governing Law; Jurisdiction.  This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York in connection with any dispute arising under this Amendment and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party waives its right to a trial by jury.  Each party to this Amendment irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

10.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.

Further Assurances.  From and after the date of this Amendment, upon the request of the Holder or the Maker, the Maker and the Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Amendment and the proposed issuance by the Maker of its Series A Shares.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GLOWPOINT, INC.

By:
Name:
Title:

[Holder]

By:
Name:
Title: